Anthony J. Bay

January 20, 2006

To Michael Brochu, CEO and the Board of Directors of Loudeye Corporation:

Please accept this as my resignation from the Board of Directors of Loudeye. I am resigning as a Director of three companies, including Loudeye, and reducing other outside activities and commitments in order to focus my attention on a new project. I have enjoyed my many years of association with Loudeye, and wish the Company all the best in the future.

Sincerely,

/s/ Anthony J. Bay

Anthony J. Bay